Exhibit 99.1
Clearwater Paper Reports Fourth Quarter and Year End 2022 Results
SPOKANE, Wash.--(BUSINESS WIRE)-- February 14, 2023 -- Clearwater Paper Corporation (NYSE:CLW), a premier supplier of quality consumer tissue and bleached paperboard today reported financial results for the fourth quarter and year ended December 31, 2022.
2022 FOURTH QUARTER HIGHLIGHTS
•Operational and weather-related issues impacted paperboard operations
•Completed planned major maintenance at the Lewiston, Idaho facility
•Net loss of $6 million, or $0.34 per diluted share and Adjusted EBITDA of $28 million
•Net sales of $527 million, up 8% compared to the fourth quarter of 2021
2022 FULL YEAR HIGHLIGHTS
•Delivered strong performance due to robust demand for paperboard products
•Net income of $46 million
•Adjusted EBITDA of $227 million
•Net sales of $2.1 billion, up 17% compared to 2021 due to higher pricing and stronger tissue volumes
•Net debt reduction of $108 million in the year, $377 million since 2020
“We had a very good year, with strong results in paperboard and improvements in tissue. We continued to reduce net debt and improved our overall financial flexibility,” said Arsen Kitch, president and chief executive officer. “During the fourth quarter, we were impacted by operational and weather-related issues, which have subsequently been resolved.”
OVERALL RESULTS
For the fourth quarter of 2022, Clearwater Paper reported net sales of $527 million, an 8% increase compared to net sales of $490 million reported in the fourth quarter of 2021. Net loss for the fourth quarter of 2022 was $6 million, or $0.34 per diluted share, compared to net income in the fourth quarter of 2021 of $10 million, or $0.56 per diluted share. On a non-GAAP basis, Clearwater Paper reported adjusted net loss in the fourth quarter of 2022 of $5 million, or $0.30 per diluted share, compared to fourth quarter 2021 adjusted net income of $14 million, or $0.82 per diluted share. Adjusted EBITDA for the quarter was $28 million compared to the fourth quarter of 2021 Adjusted EBITDA of $56 million.
For the full year 2022, Clearwater Paper reported net sales of $2.1 billion, a 17% increase compared to net sales of $1.8 billion for 2021. Net income for the full year was $46 million or $2.68 per diluted share, compared to a net loss for 2021 of $28 million or $1.67 per diluted share. On a non-GAAP basis, Clearwater Paper reported adjusted net income for 2022 of $62 million, or $3.63 per diluted share, compared to 2021 adjusted net income of $17 million, or $1.03 per diluted share. Adjusted EBITDA for 2022 was $227 million, compared to 2021 Adjusted EBITDA of $175 million.
Pulp and Paperboard Segment
Net sales in the Pulp and Paperboard segment were $274 million for the fourth quarter of 2022, up 5% compared to fourth quarter 2021 net sales of $261 million. Segment operating income for the fourth quarter of 2022 was $18 million compared to $53 million for the fourth quarter of 2021. Adjusted EBITDA for the segment was $27 million in the fourth quarter of 2022, compared to $62 million in the fourth quarter of 2021. The decrease in operating income and Adjusted EBITDA was driven by planned major maintenance at our Lewiston, Idaho facility, operational issues at both mills and a weather event at our Cypress Bend, Arkansas facility, and higher input costs specifically related to chemicals and energy, partially offset by higher sales prices.
Net sales in the Pulp and Paperboard segment were $1.1 billion for 2022, an increase of 20% compared to 2021 net sales of $946 million. Segment operating income for 2022 was $183 million compared to $126 million for 2021. Adjusted EBITDA for the segment was $220 million for 2022, compared to $161 million for 2021. The increase in operating income and Adjusted EBITDA was driven by higher sales prices, partly offset by higher input costs specifically related to fiber, chemicals, freight and energy and higher outage costs as well as operational issues.
Pulp and Paperboard Sales Volumes and Prices:
•     Paperboard sales volumes were 188,999 tons in the fourth quarter of 2022, a decrease of 11% compared to 211,503 tons in the fourth quarter of 2021. Paperboard sales volumes were 814,556 tons for the year ended 2022 compared to 822,206 tons for the year ended 2021.

•     Paperboard average net selling price increased 23% to $1,429 per ton for the fourth quarter of 2022, compared to $1,164 per ton in the fourth quarter of 2021. Paperboard average net selling price increased 25% to $1,356 per ton for the year ended 2022, compared to $1,088 per ton for the year ended 2021.
Consumer Products Segment
Net sales in the Consumer Products segment were $254 million for the fourth quarter of 2022, up 10% compared to the fourth quarter 2021 net sales of $232 million. In the fourth quarter of 2022, retail converted case shipments were 13.0 million cases, a increase of 5% compared to the 12.4 million cases shipped in the fourth quarter of 2021. Segment operating income for the fourth quarter of 2022 was $2 million compared to operating loss of $8 million in the fourth quarter of 2021. Adjusted EBITDA for the segment was $18 million in the fourth quarter of 2022, up from $8 million in the fourth quarter of 2021. The increase in operating income and Adjusted EBITDA was driven by higher sales prices and volumes partially offset by higher input costs, primarily pulp and energy along with general inflation for other input costs.
Net sales in the Consumer Products segment were $950 million for the full year 2022, up 14% compared to 2021 net sales of $835 million. For 2022, retail converted case shipments were 50 million cases, an increase of 10% compared to 46 million cases shipped for 2021. Segment operating income for 2022 was $11 million, compared to operating income of $4 million for 2021. Adjusted EBITDA for the segment was $74 million for 2022, an increase from $69 million for 2021. The increase in operating income and Adjusted EBITDA was driven by higher sales prices and increased volume partially offset by higher input costs, primarily related to pulp, energy and freight.
Retail Tissue Sales Volumes and Prices:
•     Retail tissue volumes sold were 80,766 tons in the fourth quarter of 2022, a increase of 2% compared to 79,491 tons in the fourth quarter of 2021. Retail tissue volumes sold were 309,735 tons for the year ended of 2022, a increase of 8% compared to 287,987 tons for 2021.

•     Retail tissue average net selling prices increased 9% to $3,095 per ton in the fourth quarter of 2022, compared to $2,831 per ton in the fourth quarter of 2021. Retail tissue average net selling prices increased 9% to $3,010 per ton for 2022, compared to $2,771 per ton for 2021.
COMPANY OUTLOOK
“Our focus in 2023 is on improving our operational performance while continuing to generate strong free cash flows,” said Arsen Kitch, president and chief executive officer. “Our businesses have proven to be economically resilient, and we are well positioned to deliver strong results this year.”
WEBCAST INFORMATION
Clearwater Paper Corporation will discuss these results during an earnings conference call that begins at 2:00 p.m. Pacific Time today. A live webcast and accompanying supplemental information will be available on the company's website at http://ir.clearwaterpaper.com. A replay of today's conference call will be available on the website at http://ir.clearwaterpaper.com/investors/events-and-presentations beginning at 5:00 p.m. Pacific Time today.
ABOUT CLEARWATER PAPER
Clearwater Paper is a premier supplier of private brand tissue to major retailers, including grocery, club, mass merchants, and discount stores. In addition, the company produces bleached paperboard used by quality-conscious printers and packaging converters, and offers services that include custom sheeting, slitting, and cutting. Clearwater Paper's employees build shareholder value by developing strong relationships through quality and service.

USE OF NON-GAAP MEASURES
In this press release, the company presents certain non-GAAP financial information for the fourth quarter and full year 2022 and 2021, including adjusted net income (loss), adjusted net income (loss) per diluted share and Adjusted EBITDA. Because these amounts are not in accordance with GAAP, reconciliations to net income (loss) as determined in accordance with GAAP are included in the tables at the end of this press release. The company presents these non-GAAP amounts because management believes they assist investors and analysts in comparing the company's performance across reporting periods on a consistent basis by excluding items that the company does not believe are indicative of its core operating performance. In addition, the company uses Adjusted EBITDA: (i) as a factor in evaluating management’s performance when determining incentive compensation, (ii) to evaluate the effectiveness of the company's business strategies, and (iii) because the company's credit agreement and the indentures governing the company's outstanding notes use metrics similar to Adjusted EBITDA to measure the company's compliance with certain covenants.
FORWARD-LOOKING STATEMENTS
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding inflation, our expectations regarding the paperboard and tissue markets, operational and financial performance, cash flow generation and ability to execute into the first quarter and 2023. These forward-looking statements are based on current expectations, estimates, assumptions, and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to: competitive pricing pressures for our products, including as a result of capacity additions, demand reduction and the impact of foreign currency fluctuations on the pricing of products globally; changes in the U.S. and international economies and in general economic conditions in the regions and industries in which we operate; manufacturing or operating disruptions, including equipment malfunctions and damage to our manufacturing facilities; the loss of, changes in prices in regard to, or reduction in, orders from a significant customer; changes in the cost and availability of wood fiber and wood pulp; changes in energy, chemicals, packaging and freight costs and disruptions in transportation services impacting our ability to receive inputs or ship products to customers; reliance on a limited number of third-party suppliers, vendors and service providers required for the production of our products and our operations; changes in customer product preferences and competitors' product offerings; cyber-security risks; larger competitors having operational, financial and other advantages; consolidation and vertical integration of converting operations in the paperboard industry; our ability to successfully execute capital projects and other activities to operate our assets, including effective maintenance, implement our operational efficiencies and realize higher throughput or lower costs; IT system disruptions and IT system implementation failures; labor disruptions; cyclical industry conditions; changes in expenses, required contributions and potential withdrawal costs associated with our pension plans; environmental liabilities or expenditures and climate change; our ability to attract, motivate, train and retain qualified and key personnel; ability to service our debt obligations and restrictions on our business from debt covenants and terms; changes in our banking relations, or in our customer supply chain financing negative changes in our credit agency ratings; changes in laws, regulations or industry standards affecting our business; and other risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2022. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements based on new developments or changes in the company's expectations after the date of this press release

Clearwater Paper Corporation
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions, except per share data)	2022	2021	2022	2021
Net sales	$526.7	$489.8	$2,080.1	$1,772.6
Costs and expenses:
Cost of sales	491.4	429.1	1,823.4	1,590.0
Selling, general and administrative expenses	33.5	30.5	133.0	112.9
Other operating charges, net	1.2	2.6	9.7	57.7
Total operating costs and expenses	526.1	462.2	1,966.2	1,760.6
Income from operations	0.6	27.6	113.9	12.0
Interest expense, net	(7.3)	(8.9)	(34.6)	(36.4)
Debt retirement costs	—	(0.5)	(0.5)	(1.0)
Other non-operating expense	(1.4)	(2.6)	(5.7)	(10.4)
Total non-operating expense	(8.8)	(12.0)	(40.9)	(47.7)
Income (loss) before income taxes	(8.2)	15.6	73.1	(35.7)
Income tax provision (benefit)	(2.3)	6.1	27.0	(7.7)
Net income (loss)	$(5.9)	$9.6	$46.0	$(28.1)

Net income (loss) per common share:
Basic	$(0.35)	$0.57	$2.71	$(1.67)
Diluted	(0.34)	0.56	2.68	(1.67)
Average shares outstanding (in thousands):
Basic	16,974	16,761	16,985	16,767
Diluted	17,204	17,149	17,181	16,767

Clearwater Paper Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

(In millions)	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$53.7	$25.2
Receivables, net	188.8	167.4
Inventories, net	324.0	277.7
Other current assets	19.9	16.9
Total current assets	586.3	487.2
Property, plant and equipment, net	1,017.1	1,081.8
Other assets, net	100.1	121.1
Total Assets	$1,703.5	$1,690.1

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$0.9	$1.6
Accounts payable and accrued liabilities	311.1	252.5
Total current liabilities	312.0	254.1
Long-term debt	564.9	637.6
Liability for pension and other postretirement employee benefits	58.2	73.6
Deferred tax liabilities and other long-term obligations	196.4	213.1
Total Liabilities	1,131.5	1,178.3

Common Stock	—	—
Additional paid-in capital	28.5	23.6
Retained earnings	576.8	530.7
Accumulated other comprehensive loss, net of tax	(33.3)	(42.6)
Total Stockholders' Equity	572.1	511.7
Total Liabilities and Stockholders' Equity	$1,703.5	$1,690.1

Clearwater Paper Corporation
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2022	2021	2022	2021
Operating Activities
Net income (loss)	$(5.9)	$9.6	$46.0	$(28.1)
Adjustments to reconcile net income (loss) to net cash flows provided by operating activities:
Depreciation and amortization	25.9	25.4	103.3	105.0
Equity-based compensation expense	3.1	2.2	12.7	9.1
Deferred taxes	(2.2)	9.7	(7.9)	(9.7)
Defined benefit pension and other postretirement employee benefits	0.8	1.9	3.0	7.2
Amortization of deferred debt costs and debt retirement	0.2	0.9	2.0	2.8
(Gain) loss on sale or impairment associated with assets	0.3	(1.4)	6.1	35.7
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	0.7	(5.2)	(16.9)	(5.3)
(Increase) decrease in inventory	2.8	8.1	(46.3)	(20.2)
Increase in other current assets	(8.0)	(7.0)	(2.4)	(1.7)
Increase (decrease) in accounts payable and accrued liabilities	(0.8)	(11.9)	49.2	1.9
Other, net	0.4	(0.2)	1.5	(0.2)
Net cash flows provided by operating activities	17.4	32.1	150.2	96.4

Investing Activities
Additions to property, plant and equipment	(13.5)	(8.5)	(33.5)	(38.4)
Net proceeds from divested assets	—	13.3	—	13.3
Net cash flows provided by (used in) investing activities	(13.5)	4.8	(33.5)	(25.1)

Financing Activities
Repayments of long-term debt	(0.1)	(39.7)	(80.9)	(81.0)
Taxes paid related to net share settlement of equity awards	—	—	(2.5)	(1.7)
Repurchases of common stock	—	—	(5.0)	—
Payments for debt issuance costs	(0.9)	—	(0.9)	—
Other, net	—	0.2	0.8	0.7
Net cash flows used in financing activities	(1.0)	(39.5)	(88.6)	(82.0)

Increase (decrease) in cash, cash equivalents and restricted cash	2.9	(2.6)	28.2	(10.7)
Cash, cash equivalents and restricted cash at beginning of period	51.5	28.9	26.2	36.9
Cash, cash equivalents and restricted cash at end of period	$54.4	$26.2	$54.4	$26.2

Clearwater Paper Corporation
Segment Information
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2022	2021	2022	2021
Segment net sales:
Pulp and Paperboard	$273.5	$261.3	$1,136.3	$946.0
Consumer Products	254.1	231.8	950.2	835.0
Eliminations	(0.9)	(3.3)	(6.4)	(8.4)
Total segment net sales	$526.7	$489.8	$2,080.1	$1,772.6

Operating income (loss):
Pulp and Paperboard	$17.5	$53.1	$183.5	125.7
Consumer Products	1.6	$(7.5)	11.3	4.0
Corporate and eliminations	(17.3)	(15.3)	(71.1)	(60.1)
Other operating charges, net [1]	$(1.2)	(2.6)	(9.7)	(57.7)
Income from operations	$0.6	$27.6	$113.9	$12.0
1    Other operating charges, net consist of amounts unrelated to ongoing core operating activities. Please refer to Note 8 within Clearwater Paper's Form 10-K filed with the SEC for the year ended December 31, 2022 for the detailed breakout of the annual amount.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
Adjusted EBITDA
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2022	2021	2022	2021
Net income (loss)	$(5.9)	$9.6	$46.0	$(28.1)
Add back:
Income tax provision (benefit)	(2.3)	6.1	27.0	(7.7)
Interest expense, net	7.3	8.9	34.6	36.4
Depreciation and amortization expense	25.9	25.4	103.3	105.0
Other operating charges, net[1]	1.2	2.6	9.7	57.7
Other non-operating expense	1.4	2.6	5.7	10.4
Debt retirement costs	—	0.5	0.5	1.0
Adjusted EBITDA	$27.8	$55.6	$226.9	$174.6

Pulp and Paperboard segment income	$17.5	$53.1	$183.5	$125.7
Depreciation and amortization expense	9.2	8.8	37.0	35.7
Adjusted EBITDA Pulp and Paperboard segment	$26.7	$61.9	$220.4	$161.4

Consumer Products segment income (loss)	$1.6	$(7.5)	$11.3	$4.0
Depreciation and amortization expense	16.0	15.5	62.9	64.9
Adjusted EBITDA Consumer Products segment	$17.6	$8.0	$74.2	$69.0

Corporate and other expenses	$(17.3)	$(15.3)	$(71.1)	$(60.1)
Depreciation and amortization expense	0.8	1.1	3.4	4.4
Corporate Adjusted EBITDA	$(16.6)	$(14.3)	$(67.7)	$(55.7)

Pulp and Paperboard segment	$26.7	$61.9	$220.4	$161.4
Consumer Products segment	17.6	8.0	74.2	69.0
Corporate and other	(16.6)	(14.3)	(67.7)	(55.7)
Adjusted EBITDA	$27.8	$55.6	$226.9	$174.6

1    Other operating charges, net consist of amounts unrelated to ongoing core operating activities. Please refer to Note 8 within Clearwater Paper's Form 10-K filed with the SEC for the year ended December 31, 2022 for the detailed breakout of the annual amount.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
Adjusted Net Income
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions, except per share data)	2022	2021	2022	2021
Net income (loss)	$(5.9)	$9.6	$46.0	$(28.1)
Add back:
Income tax provision (benefit)	(2.3)	6.1	27.0	(7.7)
Income (loss) before income taxes	(8.2)	15.6	73.1	(35.7)

Add back:
Debt retirement costs	—	0.5	0.5	1.0
Other operating charges, net	1.2	2.6	9.7	57.7
Adjusted income (loss) before tax	(6.9)	18.7	83.3	22.9
Normalized income provision (benefit)	(1.7)	4.7	20.8	5.7
Adjusted net income (loss)	$(5.2)	$14.1	$62.5	$17.2

Weighted average diluted shares (in thousands)	17,204	17,149	17,181	16,767

Adjusted net income (loss) per share, diluted	$(0.30)	$0.82	$3.63	$1.03

Calculation of net debt:	December 31, 2022	September 30, 2022	December 31, 2021
Current portion of long-term debt	$0.9	$1.0	$1.6
Long-term debt	564.9	564.9	637.6
Add back:
Unamortized deferred debt costs	3.4	3.6	4.8
Less:
Financing leases	24.2	24.4	19.1
Cash and cash equivalents	53.7	50.8	25.2
Net debt	$491.3	$494.2	$599.8

Clearwater Paper Corporation

Investors contact:
Sloan Bohlen
Solebury Trout
509.344.5906

News media:
Shannon Myers, Sr. Director, Corporate Communications
Phone: 509-344-5967
shannon.myers@clearwaterpaper.com

investorinfo@clearwaterpaper.com